Exhibit 99.1

News Release

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
First Midwest Bancorp, Inc.		Itasca, Illinois 60143-9768
(630) 875-7450
www.firstmidwest.com
FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2012

FIRST QUARTER RESULTS

Increased Earnings — Targeted Loan Growth —

 Improved Fee-Based Revenues and Reduced Noninterest Expense

Operating Performance

•                  Earnings per common share of $0.11, up 10% compared to $0.10 per share for first quarter 2011 and up 120% compared to $0.05 per share for fourth quarter 2011.

•                  Fee-based revenues of $22.6 million, up 4.1% from first quarter 2011 and seasonally down 5.3% from fourth quarter 2011.

•                  Noninterest expense of $62.6 million, down 4.3% from first quarter 2011 and 6.0% from fourth quarter 2011.

•                  Total loans, excluding covered loans, of $5.1 billion, up $41.8 million from March 31, 2011 and $49.2 million from December 31, 2011, including growth in commercial and industrial loans of 2.6%, or over 10% annualized, from December 31, 2011.

Credit and Capital

•                  Loans 30 to 89 days past due decreased by 23% to $21.2 million compared to December 31, 2011, the lowest level since 2003.

•                  Non-performing assets, excluding covered loans and covered OREO, of $244.6 million declined $3.8 million from December 31, 2011.

•                  Tier 1 common capital to risk-weighted assets of 10.38% as of March 31, 2012 compared to 9.96% at March 31, 2011 and 10.26% at December 31, 2011.

Significant First Quarter Events

•                  Redeemed and retired approximately $21 million in 6.95% trust preferred securities at a discount of 2.25%, resulting in a pre-tax gain of $256,000.

•                  Completed an organizational realignment, resulting in the elimination of 38 positions and severance-related costs of $315,000 for the quarter.

ITASCA, IL, April 25, 2012 — Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for first quarter 2012. Net income for the quarter was $7.9 million, before adjustments for non-vested restricted shares, with net income applicable to common shares of $7.8 million, or $0.11 per share. This compares to net income applicable to common shares of $7.3 million, or $0.10 per share, for first quarter 2011 and $3.9 million, or $0.05 per share, for fourth quarter 2011.

	Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Operating Performance
Net income	$7,892	$6,924	$10,044
Net income applicable to common shares	$7,753	$3,877	$7,326
Diluted earnings per common share	$0.11	$0.05	$0.10
Return on average common equity	3.21%	1.60%	3.20%
Return on average assets	0.40%	0.34%	0.50%
Net interest margin	3.88%	3.95%	4.15%
Efficiency ratio	64.62%	64.76%	62.70%
Loans, excluding covered loans, at period end	$5,137,328	$5,088,113	$5,095,543
Average transactional deposits (1)	$4,823,339	$4,866,776	$4,527,937

(1) Comprised of demand deposits and interest-bearing transactional accounts.

SUMMARY UPDATE

“Performance for the quarter reflected progress on a number of our strategic priorities,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Quarterly earnings per share of $0.11 grew 10% from a year ago and increased significantly from the fourth quarter of 2011. This improvement reflects the full benefit of our fourth quarter repayment of TARP as well as lower operating and credit costs. Organizational investments made to both strengthen our sales teams and realign our workforce are gaining traction. Annualized, our total loans grew 4% from last quarter, largely due to strong, broad-based growth in corporate and residential mortgage lending. Our non-performing asset levels reflected modest improvement from year-end 2011, as we continue to work to lessen future credit costs through active remediation of potential problem credits.”

Mr. Scudder concluded, “The pace of economic recovery and the evolving regulatory environment present both operational challenges as well as market opportunities. Solid core earnings and our strong capital foundation enable our priorities to remain centered on growing our business, aggressively reducing problem asset levels, and judiciously deploying our capital.”

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Income before income tax	$9,048	$7,220	$9,953
Provision for loan losses	18,210	21,902	19,492
Pre-tax, pre-provision earnings	27,258	29,122	29,445
Adjustments to Pre-Tax, Pre-Provision Earnings (1)
Net securities (losses) gains	(943)	(110)	540
Gain on acquisition of deposits	—	1,076	—
Gain on early extinguishment of debt	256	—	—
Losses on sales and write-downs of other real estate owned (“OREO”)	(303)	(1,425)	(2,227)
Severance-related costs (2)	(315)	(2,000)	—
Total adjustments	(1,305)	(2,459)	(1,687)
Pre-tax, pre-provision operating earnings (1)	$28,563	$31,581	$31,132

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in assessing the Company’s operating performance. Although it is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

(2)	This item represents costs related to an organizational realignment that included the elimination of 38 positions in first quarter 2012 and 100 positions in fourth quarter 2011.

Pre-tax, pre-provision operating earnings for first quarter 2012 decreased $2.6 million from first quarter 2011 and $3.0 million from fourth quarter 2011.

During the fourth quarter of 2011, the Company redeemed $193.0 million shares of Series B preferred stock held by the United States Department of the Treasury (the “Treasury”) using a combination of existing liquid assets and proceeds from the completion of a $115.0 million senior debt offering. This transaction replaced a $2.4 million quarterly preferred dividend with $1.8 million in quarterly interest expense related to the new senior debt, which was reflected in the first quarter of 2012 and affects its comparison to prior periods.

A more detailed discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2012			December 31, 2011			March 31, 2011
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments	$449,788	$275	0.25	$718,631	$450	0.25	$467,880	$292	0.25
Trading securities	14,585	36	0.99	13,420	92	2.74	15,372	30	0.78
Investment securities (1)	1,163,338	11,734	4.03	1,069,844	11,224	4.20	1,166,991	13,048	4.47
Federal Home Loan Bank and Federal Reserve Bank stock	52,531	330	2.51	58,187	341	2.34	61,338	357	2.33
Loans, excluding covered loans (1)	5,089,286	61,983	4.90	5,085,792	63,202	4.93	5,075,840	63,301	5.06
Covered interest-earning assets (2)	318,569	4,202	5.31	343,479	6,787	7.84	444,242	7,822	7.14
Total interest-earning assets (1)	7,088,097	78,560	4.45	7,289,353	82,096	4.47	7,231,663	84,850	4.75
Cash and due from banks	109,717			116,166			121,494
Allowance for loan losses	(123,667)			(133,824)			(148,051)
Other assets	883,044			870,808			889,845
Total assets	$7,957,191			$8,142,503			$8,094,951

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,232,141	1,022	1.11	$3,253,555	1,029	1.16	$3,185,924	1,656	1.26
Time deposits	1,621,926	4,491	1.02	1,688,995	4,933	1.05	1,937,890	6,015	0.96
Borrowed funds	203,548	515	6.57	252,839	670	6.45	285,847	680	6.73
Senior and subordinated debt	248,232	4,058	0.76	187,488	3,047	0.71	137,745	2,286	0.78
Total interest-bearing liabilities	5,305,847	10,086	0.76	5,382,877	9,679	0.71	5,547,406	10,637	0.78
Demand deposits	1,591,198			1,613,221			1,342,013
Total funding sources	6,897,045			6,996,098			6,889,419
Other liabilities	89,778			73,721			83,217
Stockholders’ equity - common	970,368			961,500			929,315
Stockholders’ equity - preferred	—			111,184			193,000
Total liabilities and stockholders’ equity	$7,957,191			$8,142,503			$8,094,951

Net interest income/margin (1)		$68,474	3.88		$72,417	3.95		$74,213	4.15

(1)  Revenue from tax-exempt securities and investments that receive tax credits is presented on a basis comparable to taxable securities and investments. Consequently, interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)  Covered interest-earning assets consist of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for first quarter 2012 decreased $143.6 million, or 2.0%, from first quarter 2011 and $201.3 million, or 2.8%, compared to fourth quarter 2011. The reduction from first quarter 2011 was primarily attributable to the decline in covered interest-earning assets. Lower average short-term investments resulting from the seasonal decline in average time deposits and borrowed funds drove the decrease from fourth quarter 2011.

Average funding sources for first quarter 2012 were $7.6 million higher than first quarter 2011 and $99.1 million lower than fourth quarter 2011. For first quarter 2012 compared to the prior year period, growth in demand deposits offset the decline in interest-bearing liabilities, which resulted in a more favorable product mix. The linked-quarter decline resulted from the aforementioned decline in average time deposits and borrowed funds, partially offset by an increase in senior and subordinated debt.

Average senior and subordinated debt grew for first quarter 2012 compared to both prior periods due to the issuance of $115.0 million in senior debt during the fourth quarter of 2011, which was used in combination with existing liquid assets to redeem the Series B preferred stock issued to the Treasury. Interest paid on the new senior debt reduced net interest margin by 10 basis points for first quarter 2012 and 4 basis points for fourth quarter 2011.

Tax-equivalent net interest margin for first quarter 2012 was 3.88%, a decline of 27 basis points from first quarter 2011 and 7 basis points from fourth quarter 2011. The decrease from the fourth quarter 2011 was primarily due to the interest paid on the senior debt, lower average covered interest-earning assets, and the impact of lower interest rate spreads earned on loans and investment securities resulting from a decline in market interest rates over this period. The linked-quarter variance was driven by the funding costs associated with the new senior debt.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The yield on covered interest-earning assets for first quarter 2012 declined from both 2011 periods presented since the 2011 periods included adjustments in accretable yield based on actual cash realized in excess of estimates upon final settlement of certain covered loans.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2012 Percent Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Service charges on deposit accounts	$8,660	$9,957	$8,144	(13.0)	6.3
Wealth management fees	5,392	5,052	5,053	6.7	6.7
Other service charges, commissions, and fees	3,520	3,877	3,977	(9.2)	(11.5)
Card-based fees	5,020	4,971	4,529	1.0	10.8
Total fee-based revenues	22,592	23,857	21,703	(5.3)	4.1
Bank-owned life insurance (“BOLI”) income	248	241	252	2.9	(1.6)
Other income	1,135	652	978	74.1	16.1
Total operating revenues	23,975	24,750	22,933	(3.1)	4.5
Net trading gains (1)	1,401	919	744	52.4	88.3
Net (losses) gains on securities sales	(206)	649	540	N/M	N/M
Securities impairment losses	(737)	(759)	—	N/M	N/M
Gain on acquisition of deposits	—	1,076	—	N/M	N/M
Gain on early extinguishment of debt	256	—	—	N/M	N/M
Total noninterest income	$24,689	$26,635	$24,217	(7.3)	1.9

N/M — Not meaningful.

(1)     Net trading gains represent the changes in the fair value of diversified asset securities held in a grantor trust under deferred compensation agreements.

Fee-based revenues for first quarter 2012 grew 4.1% compared to first quarter 2011 and declined 5.3% compared to fourth quarter 2011. The increase in fee-based revenues from first quarter 2011 to first quarter 2012 resulted from market-driven price increases that were effective in the second quarter of 2011. Lower NSF fees (included in service charges on deposit account) and merchant fees (included in other service charges, commission, and fees) accounted for the decrease from fourth quarter 2011, which reflects a normal seasonal trend.

Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements. These net trading gains are substantially offset by an adjustment to salaries and wages for each period presented.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2012 Percent Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Salaries and wages (1)	$27,257	$27,588	$25,665	(1.2)	6.2
Retirement and other employee benefits (1)	6,793	7,632	7,153	(11.0)	(5.0)
Total compensation expense	34,050	35,220	32,818	(3.3)	3.8
Write-downs of OREO	690	476	1,112	45.0	(37.9)
Net (gains) losses on sales of OREO	(387)	949	1,115	N/M	N/M
Net OREO operating expense	1,561	1,540	1,704	1.4	(8.4)
Total OREO expense	1,864	2,965	3,931	(37.1)	(52.6)
Loan remediation costs	2,788	4,846	2,848	(42.5)	(2.1)
Other professional services (1)	2,841	3,180	2,271	(10.7)	25.1
Total professional services	5,629	8,026	5,119	(29.9)	10.0
Net occupancy and equipment expense	8,331	7,681	9,103	8.5	(8.5)
Technology and related costs	2,858	2,876	2,623	(0.6)	9.0
FDIC premiums	1,719	1,758	2,725	(2.2)	(36.9)
Advertising and promotions	870	1,239	1,079	(29.8)	(19.4)
Other expenses	7,292	6,826	8,020	6.8	(9.1)
Total noninterest expense	$62,613	$66,591	$65,418	(6.0)	(4.3)

N/M — Not meaningful.

(1)     In fourth quarter 2011, the Company recorded a $2.0 million charge for severance-related costs from an organizational realignment that included $1.6 million in salaries and wages, $96,000 in retirement and other employee benefits, and $274,000 in other professional services. In first quarter 2012, the Company completed the organizational realignment and recorded a $315,000 charge for severance-related costs that included $258,000 in salaries and wages, $26,000 in retirement and other employee benefits, and $31,000 in other professional services.

Total noninterest expense for first quarter 2012 declined 6.0% compared to fourth quarter 2011 and 4.3% compared to first quarter 2011.

First quarter 2012 salaries and wages increased $1.6 million from first quarter 2011 and decreased by $331,000 from fourth quarter 2011. Salaries and wages in first quarter 2012 were higher than first quarter 2011 due to annual merit increases and changes in the fair value of trading securities held on behalf of participants in deferred compensation agreements. The reduction in salaries and wages from fourth quarter 2011 to first quarter 2012 was driven by lower severance-related costs, partially offset by increased expense related to changes in the fair value of trading securities and share-based compensation expense.

Compared to first quarter 2011, retirement and other employee benefits declined primarily as a result of lower pension and profit sharing expense. Fourth quarter 2011 retirement and other employee benefits included a $1.3 million correction of the 2010 actuarial pension expense calculation related to the valuation of future early retirement benefits. The impact of this adjustment on the linked-quarter decrease was partially offset by an increase in employee insurance costs.

Lower loan servicing costs in first quarter 2012 related to certain covered loans contributed to the reduction in loan remediation costs from both periods presented. An increase in real estate taxes paid to preserve the Company’s rights to collateral associated with problem loans resulted in elevated loan remediation costs in fourth quarter 2011.

FDIC premiums decreased in first quarter 2012 compared to first quarter 2011 primarily due to a change in regulatory requirements for calculating the premium.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			March 31, 2012 Percent Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Corporate:
Commercial and industrial	$1,496,966	$1,458,446	$1,493,465	2.6	0.2
Agricultural	237,686	243,776	234,898	(2.5)	1.2
Commercial real estate:
Office	480,288	444,368	412,256	8.1	16.5
Retail	371,258	334,034	320,313	11.1	15.9
Industrial	515,353	520,680	473,311	(1.0)	8.9
Multi-family	301,356	288,336	344,645	4.5	(12.6)
Residential construction	99,768	105,836	151,887	(5.7)	(34.3)
Commercial construction	142,307	144,909	153,392	(1.8)	(7.2)
Other commercial real estate (1)	829,005	888,146	850,334	(6.7)	(2.5)
Total commercial real estate	2,739,335	2,726,309	2,706,138	0.5	1.2
Total corporate loans	4,473,987	4,428,531	4,434,501	1.0	0.9
Consumer:
Home equity loans	406,367	416,194	434,138	(2.4)	(6.4)
1-4 family mortgages	217,729	201,099	178,538	8.3	22.0
Installment loans	39,245	42,289	48,366	(7.2)	(18.9)
Total consumer loans	663,341	659,582	661,042	0.6	0.3
Total loans, excluding covered loans	5,137,328	5,088,113	5,095,543	1.0	0.8
Covered loans	251,376	260,502	349,446	(3.5)	(28.1)
Total loans	$5,388,704	$5,348,615	$5,444,989	0.7	(1.0)

(1)      Approximately $50 million of certain loans as of December 31, 2011 were reclassified into other categories as of March 31, 2012, primarily office and retail commercial real estate.

Total loans, excluding covered loans, of $5.1 billion, were up $41.8 million from March 31, 2011 and $49.2 million from December 31, 2011.

From March 31, 2011 to March 31, 2012, the increase in loans, excluding covered loans, reflected growth in the 1-4 family mortgage portfolio as the Company continued to add sales staff. Additionally, office, retail, and industrial loans were higher for this period due in part to the reclassification of approximately $50 million of certain loans from other commercial real estate to office and retail commercial real estate.

The Company experienced over 10% annualized growth in commercial and industrial loans from December 31, 2011. Continued efforts to reduce lending exposure to less favorable real estate categories contributed to a 14% annualized decline in the construction portfolios.

Asset Quality, Excluding Covered Loans and Covered OREO (1)

(Dollar amounts in thousands)

	As Of			March 31, 2012 Percent Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011

Non-accrual loans	$199,545	$187,325	$186,563	6.5	7.0
90 days or more past due loans	7,674	9,227	5,231	(16.8)	46.7
Total non-performing loans	207,219	196,552	191,794	5.4	8.0
Troubled debt restructurings (still accruing interest) (“TDRs”)	2,076	17,864	14,120	(88.4)	(85.3)
OREO	35,276	33,975	33,863	3.8	4.2
Total non-performing assets	$244,571	$248,391	$239,777	(1.5)	2.0
30-89 days past due loans	$21,241	$27,495	$28,927	(22.7)	(26.6)
Allowance for credit losses	$118,764	$121,962	$145,003	(2.6)	(18.1)
Non-accrual loans to total loans	3.88%	3.68%	3.66%
Non-performing loans to total loans	4.03%	3.86%	3.76%
Non-performing assets to loans plus OREO	4.73%	4.85%	4.67%
Allowance for credit losses to loans	2.31%	2.40%	2.85%
Allowance for credit losses to non-accrual loans	60%	65%	78%

(1)       Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

Non-performing assets, excluding covered loans and covered OREO, were $244.6 million at March 31, 2012, increasing $4.8 million from March 31, 2011 and declining $3.8 million from December 31, 2011. Loans 30 to 89 days past due decreased to $21.2 million, the lowest level since 2003.

The reduction in non-performing assets from December 31, 2011 to March 31, 2012 was substantially due to remediation activities, charge-offs, the return of $16.0 million in TDRs to performing status, and $8.5 million in OREO dispositions, largely offset by the downgrade of performing loans.

Potential problem loans consistof special mention and substandard loans that continue to accrue interest and totaled $357.4 million as of March 31, 2012, down $224.9 million, or 38.6%, from March 31, 2011 and $45.9 million, or 11.4%, from December 31, 2011. The declines from both prior periods reflect management’s continuing success in aggressively remediating problem loans. As of March 31, 2012, 11 borrowers, each having balances greater than $5 million, comprised approximately 30% of potential problem loans.

Charge-off Data

 (Dollar amounts in thousands)

	Quarters Ended
	March 31, 2012	% of Total	December 31, 2011	% of Total	March 31, 2011	% of Total
Net loans charged-off:
Commercial and industrial	$7,524	35.6	$8,910	32.3	$3,128	16.9
Agricultural	(50)	(0.2)	484	1.8	9	—
Office, retail, and industrial	2,665	12.6	3,779	13.7	1,183	6.4
Multi-family	9	0.0	4,803	17.4	549	3.0
Residential construction	463	2.2	2,498	9.1	5,418	29.4
Commercial construction	170	0.8	1,673	6.1	261	1.4
Other commercial real estate	8,177	38.7	3,002	10.9	5,358	29.0
Consumer	2,176	10.3	2,395	8.7	2,563	13.9
Total net loans charged-off, excluding covered loans	21,134	100.0	27,544	100.0	18,469	100.0
Net charge-offs of covered loans	274		3,687		1,092
Total net charge-offs	$21,408		$31,231		$19,561
Net loans charged-off to average loans, excluding covered loans, annualized:
Quarter-to-date	1.67%		2.15%		1.48%
Year-to-date	1.67%		1.84%		1.48%

Net charge-offs for first quarter 2012, excluding charge-offs related to covered loans, were $21.1 million, up 14.4% from $18.5 million for first quarter 2011 and down 23.3% from $27.5 million for fourth quarter 2011. The elevated level of charge-offs in other commercial real estate loans during first quarter 2012 resulted from the write-down of three credits, including one that was transferred to held-for-sale status and sold in April 2012. Fourth quarter 2011 charge-offs were higher primarily due to actions taken to position two borrower relationships for accelerated resolution.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	March 31, 2012	December 31, 2011	Regulatory Minimum For “Well- Capitalized		Excess Over Required Minimums at March 31, 2012
Regulatory capital ratios:
Total capital to risk-weighted assets	13.47%	13.68%	10.00%		35%		$217,431
Tier 1 capital to risk-weighted assets	11.41%	11.61%	6.00%		90%		$338,648
Tier 1 leverage to average assets	9.38%	9.28%	5.00%		88%		$333,429
Tier 1 common capital to risk- weighted assets (1)	10.38%	10.26%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity ratios: (3)
Tangible common equity to tangible assets	8.95%	8.83%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.10%	9.00%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity to risk- weighted assets	11.01%	10.88%	N/A	(2)	N/A	(2)	N/A	(2)

(1)     Excludes the impact of trust-preferred securities.

(2)     Ratio is not subject to formal Federal Reserve regulatory guidance.

(3)     Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets, net of related deferred tax liabilities. Return on tangible common equity measures the Company’s earnings as a percentage of TCE.  In management’s view, these measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s regulatory ratios as of March 31, 2012 exceeded all regulatory mandated ratios for characterization as “well-capitalized.”

In first quarter 2012, the Company redeemed and retired approximately $21 million in 6.95% trust preferred junior subordinated debentures (“TRUPs”) at a discount of 2.25%. This transaction resulted in the recognition of a pre-tax gain of $256,000. Although the TRUPs were included as a component of Tier 1 capital, the Company elected to retire them given the low interest rate environment.

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recently recognized by the Chicago Tribune for the second straight year as one of the top 20 best places to work in Chicago among large employers. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, April 25, 2012 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10012568 beginning one hour after completion of the live call until 8:00 A.M. (ET) on May 2, 2012. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Cash and due from banks	$105,722	$123,354	$104,982
Interest-bearing deposits in other banks	380,651	518,176	421,478
Trading securities, at fair value	16,031	14,469	16,227
Securities available-for-sale, at fair value	1,183,975	1,013,006	1,057,758
Securities held-to-maturity, at amortized cost	56,319	60,458	81,218
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	46,750	58,187	61,338
Loans, excluding covered loans	5,137,328	5,088,113	5,095,543
Covered loans	251,376	260,502	349,446
Allowance for loan losses	(116,264)	(119,462)	(142,503)

Net loans	5,272,440	5,229,153	5,302,486
OREO, excluding covered OREO	35,276	33,975	33,863
Covered OREO	16,990	23,455	21,543
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	58,488	65,609	85,386
Premises, furniture, and equipment	132,865	134,977	138,119
Investment in bank-owned life insurance	206,304	206,235	197,889
Goodwill and other intangible assets	282,815	283,650	285,077
Accrued interest receivable and other assets	193,376	208,890	229,245

Total assets	$7,988,002	$7,973,594	$8,036,609

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$4,897,093	$4,820,058	$4,545,670
Time deposits	1,589,270	1,659,117	1,874,224

Total deposits	6,486,363	6,479,175	6,419,894
Borrowed funds	202,155	205,371	273,342
Senior and subordinated debt	231,106	252,153	137,746
Accrued interest payable and other liabilities	95,677	74,308	81,925

Total liabilities	7,015,301	7,011,007	6,912,907
Preferred stock	—	—	191,050
Common stock	858	858	858
Additional paid-in capital	413,742	428,001	422,405
Retained earnings	817,630	810,487	794,395
Accumulated other comprehensive loss, net of tax	(10,919)	(13,276)	(24,373)
Treasury stock, at cost	(248,610)	(263,483)	(260,633)

Total stockholders’ equity	972,701	962,587	1,123,702

Total liabilities and stockholders’ equity	$7,988,002	$7,973,594	$8,036,609

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest Income
Loans	$61,491	$62,774	$62,917
Investment securities	8,934	8,313	9,865
Covered loans	4,202	6,787	7,822
Federal funds sold and other short- term investments	641	883	679
Total interest income	75,268	78,757	81,283
Interest Expense
Deposits	5,513	5,962	7,671
Borrowed funds	515	670	680
Senior and subordinated debt	4,058	3,047	2,286
Total interest expense	10,086	9,679	10,637
Net interest income	65,182	69,078	70,646
Provision for loan losses	18,210	21,902	19,492
Net interest income after provision for loan losses	46,972	47,176	51,154
Noninterest Income
Service charges on deposit accounts	8,660	9,957	8,144
Wealth management fees	5,392	5,052	5,053
Other service charges, commissions, and fees	3,520	3,877	3,977
Card-based fees	5,020	4,971	4,529
Total fee-based revenues	22,592	23,857	21,703
Securities (losses) gains, net	(943)	(110)	540
Trading gains, net	1,401	919	744
Other	1,639	1,969	1,230
Total noninterest income	24,689	26,635	24,217
Noninterest Expense
Salaries and employee benefits	34,050	35,220	32,818
OREO expense, net	1,864	2,965	3,931
Net occupancy and equipment expense	8,331	7,681	9,103
Technology and related costs	2,858	2,876	2,623
Professional services	5,629	8,026	5,119
FDIC premiums	1,719	1,758	2,725
Other	8,162	8,065	9,099
Total noninterest expense	62,613	66,591	65,418
Income before income tax expense (benefit)	9,048	7,220	9,953
Income tax expense (benefit)	1,156	296	(91)
Net income	7,892	6,924	10,044
Preferred dividends	—	(3,027)	(2,581)
Net income applicable to non-vested restricted shares	(139)	(20)	(137)
Net income applicable to common shares	$7,753	$3,877	$7,326
Diluted earnings per common share	$0.11	$0.05	$0.10
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,505	73,382	73,151